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                                                                     EXHIBIT 4.2

                                    AMENDMENT

                                       TO

                                RIGHTS AGREEMENT

      AMENDMENT TO RIGHTS AGREEMENT (this "Amendment"), dated as of August 11, 2005, between Pinnacle Airlines Corp., a Delaware Corporation (the "Company"), and Equiserve Trust Corp. N.A., a National Banking Association (the "Rights Agent").

      WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of November 14, 2003, (the "Rights Agreement"); and

      WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below;

      NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

      FIRST: In Section 1 "Certain Definitions" of the Rights Agreement, the definition of "Acquiring Person" is hereby amended by deleting any and all references to "15%" and replacing them with "20%".

      SECOND: In Section 1 "Certain Definitions" of the Rights Agreement, the definition of "Distribution Date" is hereby amended by deleting the reference to "15%" and replacing it with "20%".

      THIRD: The Form of Right Certificate attached as Exhibit B to the Rights Agreement, on the Reverse Side under the heading "Summary of Rights to Purchase" is hereby amended by deleting any and all references to "15%" and replacing them with "20%".

      FOURTH: A new Section 34 is hereby added to the Right Agreement, as follows:

      Force Majeure. Notwithstanding anything to the contrary contained herein, Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control ("Force Majeure Events") including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest; provided, however, that the foregoing shall be applicable only (and only for the period of the closure referred to herein) if, at the time of the Force Majeure Event, the Company's Common Shares are listed for trading on a stock exchange that closes as a result of such Force Majeure Event.

      FIFTH: This Amendment shall be effective as of the date hereof.

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      SIXTH: Except as set forth above, the provisions of the Agreement shall remain in full force and effect.

      SEVENTH: This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, implied or invalidated.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                      PINNACLE AIRLINES CORP.

                                      By: /s/ Peter D. Hunt
                                          --------------------------------------
                                      Peter D. Hunt
                                      Vice President and Chief Financial Officer

                                      EQUISERVE TRUST CORP., N.A.
                                      as Rights Agent

                                      By: /s/ Peter Sablich
                                          --------------------------------------
                                      Peter Sablich
                                      Managing Director